Exhibit 10.28
HYATT INTERNATIONAL HOTELS
RETIREMENT PLAN

SECTIONS		PAGE

1	Definitions	2
2	Participation	7
3	Contributions	9
4	Retirement	11
5	Amount of Retirement Benefit	12
6	In the Event of Disability	14
7	In the Event of Death	15
8	In the Event of Termination of Employment	17
9	Benefit Withholding	20
10	Miscellaneous	21
11	Termination and Merger	26
12	Amendment	28
13	Adoption of Plan by Successor	29
14	Transfer of Benefit Rights	30

SECTION 1
Definitions

In addition to the definitions contained in the governing Trust Deed, the following words and phrases, as used herein, shall have the following meanings, unless a different meaning is plainly required by the context:

1.1
“Administrator” means the person, firm or organisation appointed by the Companies with the approval of the Trustee to carry out such duties as the Companies shall decide to ensure the proper administration of this Plan.

1.2	“Affiliated United States Hotel Chain” means Hotels managed, leased or owned by Hyatt Hotels Corporation.

1.3
“Approved Currencies” means United States Dollars (USD), Great British Pounds (GBP), Euros (EUR), Swiss Francs (CHF), Japanese Yen (JPY), Australian Dollars (AUD) and any other currency as approved by the Trustee and the Committee from time to time.

1.4	“Associated Employer” shall have the meaning set out in the governing Trust Deed.

1.5	“Committee” shall have the meaning set out in the governing Trust Deed.

1.6	“Company or Companies” shall have the meaning set out in the governing Trust Deed.

1.7	“Compensation” for Participants shall mean the United States Dollar amount or equivalent as declared to the Trustee by the Companies of Benefit Compensation as computed below:-

(a)	Benefit Compensation definitions for Group 1 and Group 2 General Managers and Managers are as follows:

(i)	Benefit Compensation definitions will be based on the Hotel Grade rather than individual compensation.

(ii)	Hotel Grade means a hotel will be categorised as either Grade 1, Grade 2 or Grade 3 as determined by the Companies.

(iii)
The Companies shall determine the Benefit Compensation applicable to the Grade of Hotel, which shall be adjusted periodically based on determining factors. Division, Area and Regional allowances will be added to Benefit Compensation at gross. Payments under the Hotel Incentive Compensation Programme are excluded from Benefit Compensation.

(iv)
Exclusions to Gross Compensation salary will be payments under the Hotel Incentive Compensation Programme. Housing, food, hardship and other similar type allowances shall not be considered compensation.

(b)
Group 1, Group 2, Group 3 and Division Office Personnel paid on a net basis, but not employed by a Hotel, shall have their net Compensation (excluding annual Incentive Compensation Plan bonus) grossed up for the purpose of computing Benefit Compensation, by (forty three per cent) 43% for all Participants joining on or after January 1st 2015 and by (sixty per cent) 60% for all other Participants.

(c)
Compensation for Participants other than those subject to (a) through (d) as indicated above, will mean the U.S. dollar amount or equivalent as declared to the Trustee of the basic annual salary (inclusive of local, not Incentive Compensation Plan bonus if applicable by law or custom) plus any division, area or region allowance. If any part of Compensation is paid on a net of tax basis, that part shall be grossed up for computing Benefit Compensation, by (forty three per cent) 43% for all Participants joining on or after January 1st 2015 and by (sixty per cent) 60% for all other Participants. Housing, food, hardship and other similar type allowances shall not be considered compensation.

(d)	In addition Compensation for Division Office Personnel who are Directors and above in regional offices shall include annual Incentive Compensation Plan bonus.

1.8
“Contributions” means the monetary amounts payable into the Plan in respect of each Participant by each Associated Employer and Company as decided by the Companies excluding any amounts paid as a 2008 Discretionary Bonus.

1.9
"Designated Beneficiary" means the person or persons notified to the Trustee or its agent by a Participant as the Beneficiary to receive any benefits from this Plan arising on the death of the Participant and in this context may include the trustee or trustees of a trust or settlement of which the Beneficiary is a beneficiary.

1.10
“Credited Employment” means the period of employment of a Participant with an Associated Employer or Company since the last date of hire, plus service with such other predecessor employer as decided by the Companies. The transfer of a Participant from the employment of one Associated Employer or Company to the employment of another Associated Employer or Company shall not constitute a break in Credited Employment.

1.11	“Disability” means the incapacity of a Participant through illness or injury to such an extent that it gives rise to the Participant receiving an income benefit from the Long Term Disability Plan.

1.12
“Early Retirement Date” means the date on which a Participant’s Credited Employment ends due to termination of employment, provided such date is not earlier than the Participant’s 50th birthday and before his Normal Retirement Date.

1.13
“Executive” means an employee designated as such by the Companies and who receives from an Associated Employer or Company compensation other than a pension, retainer or fee under contract for special services.

1.14	"Inactive Participant" means a person who ceases to be eligible to remain a Participant of the Plan in accordance with Rule 2.3.

1.15	“Investment Manager” shall have the meaning set out in the governing Trust Deed.

1.16	“Long Term Disability Plan” means The Hyatt International Hotels Long Term Disability Plan or such similar plan serving the same purpose as may be in force from time to time.

1.17	“Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s 60th birthday.

1.18	“Notification Document” means the document prescribed from time to time by the Trustee and the Administrator for the purposes of enrolling an eligible Participant in the Plan.

1.19	“Participant” means an Executive who has been admitted to participation of the Plan in accordance with these Rules.

1.20	“Plan” for the purposes of these rules means The Hyatt International Hotels Retirement Plan as herein embodied.

1.21	“Plan Year” means the 12 month period that commenced on January 1st, 1980 and each 12 month period thereafter.

1.22	“Postponed Retirement Date” means the date a Participant eventually retires from Credited Employment after his Normal Retirement Date.

1.23
“Retirement Account” means the value of a Participant’s account under the Plan at any time and shall consist of Contributions and Voluntary Contributions and the 2008 Discretionary Bonus, if awarded to the Participant, paid into the Plan for or on his behalf, interest and/or investment earnings thereon or related thereto and any additional amounts awarded by the Trustee from the Surplus or other general funds of the Plan.

1.24	“Surplus” means the amount by which the assets of the Plan exceed its liabilities as determined by the Administrator at the end of each calendar month.

1.25	“Trustee” means the trustee or trustees appointed under the governing Trust Deed.

1.26	“Vested Interest” means the portion of a Participant’s Retirement Account in which he has accrued inalienable rights.

1.27
“Voluntary Contributions” means the monetary amounts paid into the Plan from time to time on behalf of a Participant either (a) as a personal contribution from his own resources or (b) from payroll reduction or deduction, which amounts shall increase his Retirement Account without any liability on any Associated Employer or Company to increase its Contribution.

1.28	“Ex-Spouse” means an individual in respect of whom an Ex-Spouse Retirement Account has been established in accordance with Sub-Section 10.13.

1.29	“Ex-Spouse Participant” is an Ex-Spouse who is also a Participant.

1.30	“Ex-Spouse Retirement Account” means the amount defined in Sub-Section 10.13.

1.31	“Relevant Date” means the date of effect of the Benefit Sharing Order in respect of a Benefit Debit Member.

1.32	“Benefit Debit” means a debit arising from a Benefit Sharing Order.

1.33	“Benefit Debit Member” means a Participant whose benefits have been permanently reduced by a Benefit Debit.

1.34	“Ex-Spouse’s Vested Interest” means the portion of an Ex-Spouse Retirement Account upon which inalienable rights have been conferred on the Ex-Spouse.

1.35
“Benefit Sharing Order” means any legally binding order, agreement or equivalent provision provided to the Trustee and the Advisory Committee with the sole intent of splitting a Participant’s benefits following a divorce.

1.36	“2008 Discretionary Bonus” means the monetary amount payable into the Plan in respect of specified Participants by the Companies and as decided by the Companies.
SECTION 2
Participation

2.1
Eligibility: An Executive shall be eligible to become a Participant from the first of the month coincident with or next following his appointment as an Executive, provided he is not resident in the Bailiwick of Guernsey.

2.2
Participation: A Participant is enrolled by his Associated Employer or Company automatically upon becoming eligible to participate in the Plan. The Associated Employer or Company will send the Notification Document to the Trustee and the Administrator at the end of each calendar month confirming the enrolment of any new Participants in the Plan.

Participation in the Plan shall require each Associated Employer or Company to pay the Contributions required from time to time in respect of the Participant effective from the eligible date of entry into the Plan as advised in the Notification Document.

The Participant is required to make his investment selection on-line through the Administrator’s website in accordance with the provisions detailed in clause 10.5 (a). Alternatively, if no fund selection is made by the Participant, Contributions will be invested in the Plan’s default fund as agreed by the Trustee and the Committee, from time to time.

Any Executive who has previously been an employee of an Associated Employer or Company and who subsequently becomes a Participant shall be treated for the purposes of determining his entitlements under the Plan as if the employment was continuous, provided the period of non-employment by an Associated Employer or Company does not exceed five (5) years. Under such circumstances Credited Employment shall include such prior period of employment. The Executive will also have any balance in his Retirement Account re-instated which was forfeited due to the Participant not being fully vested upon terminating his initial Participation in the Plan.

2.3
Change of Status: A person shall cease to be eligible to remain a Participant of the Plan if his status as an Executive ceases whilst remaining in the employment of an Associated Employer or Company, or if his employment is transferred to the Affiliated United States Hotel Chain, or if he becomes a United States Citizen or Green Card Holder or for any other reason as determined by the Committee. Such a person shall become an Inactive Participant with effect from the date of the event occurring.

The liability of the Associated Employer or Company to pay Contributions into the Plan in respect of an Inactive Participant shall cease as of the date the person becomes an Inactive Participant.

Upon the Trustee receiving notice from the relevant Company’s Regional Office or other authority within the Hyatt Group, any non-vested portion of the Retirement Account of any Participant who becomes a United States Citizen or Green Card Holder will be transferred to a Plan approved by the Trustee for such purpose.

The vested portion of the Retirement Plan for Participants who become United States Citizens or Green Card Holders or the entire Retirement Account of any other Inactive Participant shall be held under the Plan provided he remains in the employment of an Associated Employer or Company or of the Affiliated United States Hotel Chain. With the agreement of the Trustees and the Companies such an Inactive Participant may be treated as having terminated employment and may be treated under Section 8.

If an Inactive Participant shall later become eligible to be a full Participant, Contributions shall be payable by the Associated Employer or Company from the subsequent date of eligibility to become a full Participant.

SECTION 3

Contributions

3.1
Contributions: Each Associated Employer and Company shall pay or cause to be paid Contributions into the Plan in respect of each full Participant of such amount as shall be determined by the Companies from time to time and in such manner and frequency as the Trustee shall determine.

3.2	Contribution Schedule:

(a)
Effective January 1st, 1990 each Associated Employer and Company shall pay Contributions in respect of each full Participant according to the following schedule, with the applicable percentage being applied to the Compensation prevailing from time to time:-

Accrued Years of Credited Employment
Age of Participant	1 - 4	5 - 9	10 - 14	15 - 19	20 - 24	25 - 29	30+
Under 30	5%	5.5%	6%	0	0	0	0
30 - 34	6%	6.5%	7%	7.5%	0	0	0
35 - 39	7%	7.5%	8%	8.5%	9%	0	0
40 - 44	8%	8.5%	9%	9.5%	10%	11%	0
45 - 49	9%	9.5%	10%	11%	12%	13%	14%
50 - 54	11%	12%	13%	14%	15%	16%	17%
55+	18%	18%	18%	18%	19%	20%	21%

For the purpose of determining the applicable percentage from this schedule in respect of any Participant, his age and period of Credited Employment shall be calculated monthly. The Contributions payable for the ensuing month shall be the monetary amount determined by applying the appropriate percentage to one twelfth of the Participant’s annual Compensation.

(b)
Effective January 1st, 2015, in respect of a Participant whose contribution percentage under 3.2(a) exceeds 10% at January 1st, 2015, the relevant Associated Employer or Company shall pay Contributions with the applicable percentage at January 1st, 2015 being applied to Compensation prevailing from time to time. No subsequent adjustment shall be made to the contribution percentage.

(c)
Effective January 1st, 2015, in respect of a Participant whose contribution percentage under 3.2(a) is at or below 10% at January 1st, 2015, the relevant Associated Employer or Company shall pay Contributions at the rate of 10% of Compensation prevailing from time to time. No subsequent adjustment shall be made to the contribution percentage.

(d)
In respect of any Participant joining on or after January 1st, 2015, the relevant Associated Employer or Company shall pay Contributions at the rate of 10% of Compensation prevailing from time to time, subject to a maximum contribution in a single calendar year of USD30,000 (thirty thousand United

States Dollars) or such other amount as shall be notified by the Companies to the Trustee on an annual basis.

(e)
The Companies shall have the power in respect of any Associated Employer or Company (by giving notice to the Trustee) to offset, against the Contributions payable in accordance with this Section 3 in respect of Participants employed by said Associated Employer or Company, contributions payable under local country plans in respect of said Participants in respect of the same Compensation.

3.3	Contributions from Surplus: Contributions payable from time to time in accordance with Section 3.2 may be offset from the Surplus, as decided by the Trustee.

3.4
Voluntary Contributions: Each Participant, including Inactive Participants who are not United States Citizens or Green Card Holders ~~s~~hall have the free option to pay personal Voluntary Contributions on such basis and with such regularity as may be permitted from time to time by the Companies and the Trustee.

Such Voluntary Contributions may be paid direct to the Administrator, subject to Trustee Approval, in which circumstances the Trustee must be furnished with such information and / or documentation proving the origin of such funds as the Trustee shall in its discretion determine, or via the Associated Employer or Company by payroll reduction or deduction.

Each Participant shall have the right at any time to request payment of part or the entire portion of his Retirement Account secured by his Voluntary Contributions. Approval of such request shall be at the discretion of the Trustee.

3.5	Payment of Contributions: The Companies and the Trustee shall use their best endeavours to ensure all Contributions payable by an Associated Employer are paid when due and in a timely fashion.

A Participant’s Retirement Account shall be credited with the Contributions as and when received into the Plan, and the Companies and Trustee shall not be liable to the Participant for any non-payment or delayed payment of Contributions.

3.6
Payment of Tax on Contributions: Tax assessed on an Associated Employer on Contributions paid or payable by an Associated Employer in respect of a Participant shall either be deducted by an Associated Employer from the Contributions before such Contributions are paid into the Plan or if such Contributions have already been paid into the Plan, without deduction of tax, then the same may be recovered by an Associated Employer from the Trustee and debited by the Trustee to the Retirement Account of the Participant in question.

SECTION 4

Retirement

4.1
Early Retirement: If a Participant retires from Credited Employment on his Early Retirement Date he shall be entitled to benefits from this Plan in accordance with the terms of Section 8 of these Rules.

4.2
Normal Retirement: If a Participant retires from Credited Employment on his Normal Retirement Date he shall be entitled to benefits from this Plan in accordance with the terms of Section 5 of these Rules.

4.3
Postponed Retirement: If a Participant remains in Credited Employment past his Normal Retirement Date, Contributions in accordance with Section 3 of these Rules shall continue to be paid up to his Postponed Retirement Date. On his retirement on his Postponed Retirement Date a Participant shall be entitled to benefits from this Plan in accordance with the terms of Section 5 of these Rules.

SECTION 5
Amount of Retirement Benefit

5.1
Retirement Benefit: The benefit payable to a Participant treated as retiring on his Normal or Postponed Retirement Date shall be the cash value realised on liquidation of the whole of his Retirement Account. If the Participant is a Benefit Debit Member the benefit payable to a surviving Ex-Spouse shall be the cash value realised on liquidation of the whole of the Ex-Spouse Retirement Account.

5.2
Payment of Benefit: The benefit payable to a Participant or Ex-Spouse under Section 5.1 of these Rules shall be payable in lump sum form by wire transfer or such other form as the Trustee shall agree, subject only to any withholding for tax which the Trustee may from time to time be required to enforce.

The Participant or Ex-Spouse shall be personally accountable for any tax liability arising from the payment of this benefit.

5.3	Optional Forms of Benefit: In lieu of a benefit payment in accordance with Section 5.2 of these Rules a Participant or Ex-Spouse may elect to apply part or all of the lump sum benefit to secure:-

(a)	an annuity payable for the lifetime of the Participant or Ex-Spouse

(b)	an annuity payable for the lifetime of the Participant or Ex-Spouse, and continuing in full or in part to a named dependant upon the death of the Participant or Ex-Spouse or

(c)	an annuity payable in such other form as may be requested by the Participant or Ex-Spouse and agreed by the Trustee.

Upon receiving such request from a Participant or Ex-Spouse, the Trustee shall arrange through the Administrator for quotations to be obtained from suitable insurance companies for consideration by the Participant or Ex-Spouse. Any annuity contracts effected by the Participant or Ex-Spouse shall be the property of the Participant or Ex-Spouse and shall be outside this Plan, and the Trustee shall have no further liability or responsibility with respect to such annuity.

5.4
Discharge of Liability: Payment of benefit made in accordance with Section 5.2 and/or Section 5.3 of these Rules shall be full and complete discharge to the Trustee of any further liability to the Participant or Ex-Spouse from this Plan.

SECTION 6
In the event of disability

6.1	Treatment: In the event a Participant suffers Disability he shall be treated as a full Participant during the period of continuous Disability until the earlier of his death or Normal Retirement Date.

6.2
End of Disability: If the Disability of a Participant ends due to recovery or the cessation for any reason of income benefit payments from the Long Term Disability Plan before Early Retirement Date or Normal Retirement Date, and the Participant’s Credited Employment ceases, the Participant shall be treated as terminated and be entitled to benefits from this Plan in accordance with Section 8.

6.3
Contributions: The Associated Employer or Company shall cease to be liable to pay Contributions in respect of a Participant suffering Disability as from the date income payments commence under the Long Term Disability Plan, and for so long as Disability continues.

The Long Term Disability Plan shall pay the Contributions otherwise payable by the Associated Employer or Company direct into the Plan based on the Compensation of the Participant at the date Disability commenced, up to a maximum of seven percent (7%) of a Participant’s Benefit Compensation.

For any claims established before June 1st 2012, such claims shall continue to be paid on the applicable basis as agreed previously by the Associated Employer or Company.

SECTION 7

In the event of death

7.1
In Service: If a Participant dies while in Credited Employment (whether or not Contributions are payable) a lump sum benefit shall be payable equal to the realisable cash value of one hundred percent (100%) of the Participant’s Retirement Account under the Plan excluding the realisable cash value of the 2008 Discretionary Bonus if awarded to the Participant. If the Participant is also a Benefit Debit Member a lump sum benefit shall also be payable to a surviving Ex-Spouse equal to one hundred percent (100%) of the Ex-Spouse Retirement Account.

7.2
After Retirement: If a Participant dies after retirement on his Early Retirement Date, Normal Retirement Date or Postponed Retirement Date, a lump sum benefit shall be payable equal to the realisable cash value of any vested balance still remaining in the Participant’s Retirement Account under the Plan. If the Participant is also a Benefit Debit Member a lump sum benefit shall also be payable to a surviving Ex-Spouse equal to one hundred percent (100%) of the Ex-Spouse Retirement Account.

7.3
After Termination of Credited Employment: If a Participant dies after cessation of Credited Employment and with a Retirement Account calculated and held under the Plan in accordance with the provisions of Sections 8.2 and 8.3 of these Rules, a lump sum benefit shall be payable equal to the realisable cash value of any balance still remaining in the said Retirement Account under the Plan. If the Participant is also a Benefit Debit Member a lump sum benefit shall also be payable to a surviving Ex-Spouse equal to one hundred percent (100%) of the Ex-Spouse Retirement Account.

7.4
Payment of Benefit to a Designated Beneficiary: The lump sum benefit payable on death in accordance with Sections 7.1, 7.2 or 7.3 of these Rules in respect of the Participant’s Retirement Account shall be payable to the Participant’s Designated Beneficiary.

If the name of a Designated Beneficiary has not been lodged with the Trustee or the Designated Beneficiary so lodged is deemed invalid by the Trustee, the lump sum benefit shall be paid to a beneficiary or beneficiaries selected by the Trustee from among the natural objects of a Participant’s bounty, his dependants or his estate. Any determination so made by the Trustee shall be binding and conclusive upon all members of the above described classes and upon the estate of the Participant.

7.5	Payment of Benefit to an Ex-Spouse: Following the death of a Benefit Debit Member a lump sum benefit in respect of the Ex-Spouse Retirement Account shall be payable to the surviving Ex-Spouse.

7.6
Payment of Benefit following death of Ex-Spouse: In the event of the death of an Ex-Spouse prior to the payment of any benefit, a lump sum benefit shall be payable equal to one hundred percent (100%) of the Ex-

Spouse Retirement Account. Such benefit shall be payable to the Ex-Spouse’s Designated Beneficiary in accordance with Sub-Section 7.4, by substitution of the word Ex-Spouse” for “Participant”.

SECTION 8
In the event of termination of employment

8.1
Termination: In the event a Participant’s Credited Employment ceases other than through the circumstances set out in 2.3 or death or retirement at Normal Retirement Date or Postponed Retirement Date a benefit entitlement shall arise in accordance with Section 8.2 of these Rules.

8.2
Benefit Entitlement: Unless otherwise directed by the Companies, the benefit entitlement of the Participant and, in the event that the Participant is also a Benefit Debit Member, the Ex-Spouse in accordance with Section 8.1 of these Rules shall be equal respectively to the Vested Interest of the Participant and the Ex-Spouse Vested Interest earned at the date Credited Employment ceased, in accordance with the following:-

(a)
With the exception of where the Vested Interest of a Participant is determined by reference to the schedules referred to at clause 8.2(b) below, for the purposes of assessing the Vested Interest applying in respect of Contributions paid into the Plan and any portion of Surplus added to the Participant’s Retirement Account, the following schedule shall apply:-

Accrued Years of Credited Employment	Vested Interest
Less than 2	0%
at least 2 but less than 3	25%
at least 3 but less than 4	50%
at least 4 but less than 5	75%
5 or more	100%

(b)
The schedules included in Appendix One have been included for the purposes of assessing the Vested Interest applied in respect of those Participants whose Retirement Account is made up partially or wholly from benefits accrued whilst participating in either the Restricted Deferred Incentive Compensation Plan II and / or the Hyatt Hotels Corporation Deferred Incentive Plan.

(c)
The portion of the Participant’s Retirement Account related to Voluntary Contributions shall always accrue a 100% Vested Interest and the portion of the Participant’s Retirement Account related to the 2008 Discretionary Bonus, if awarded, shall always accrue a zero percent (0%) Vested Interest.

(d)	The Ex-Spouse Vested Interest shall be assessed by applying the percentages derived from 8.2(a) and 8.2(b) to the value of the Ex-Spouse Retirement Account at the date Credited Employment ceased.

8.3	Payment of Benefit:

(a)	In the event of a Participant leaving Credited Employment in accordance with 8.1:-

(i)
Subject to the Participant making an election under 8.3(a)(iv), at any time, should the value of the Participant’s vested employer Contributions calculated in accordance with the applicable vesting schedule detailed in clause 8.2 (a) and (b) (“Vested Employer Contributions”) be equal to or less than USD35,000 (thirty five thousand United States Dollars) or any other amount as agreed between the Trustee and the Guernsey Income Tax Authorities from time to time (the “Guernsey Income Tax Authorities’ limit”) the Trustee shall pay to the Participant a lump sum equivalent to the Participant’s Vested Interest.

Subject to the Participant making an election under 8.3(a)(iv), if the Participant leaving employment has not yet reached age 50 and the value of the Participant’s Vested Employer Contributions exceeds the Guernsey Income Tax Authorities’ limit, the benefit entitlement shall remain upon trust within the Plan to be paid to the Participant at age 50, or earlier if the benefit entitlement should subsequently fall below the Guernsey Income Tax Authorities’ limit or otherwise at Normal Retirement Date (as the Trustee may determine).

In the event that the participant leaving employment is also a Benefit Debit Member the benefit entitlement to a surviving Ex-Spouse shall be paid at the same time as the benefit entitlement to the Benefit Debit Member.

(ii)
between the ages of 50-60 years, provided the Participant’s Vested Employer Contributions exceeds the Guernsey income Tax Authorities’ limt the Participant may elect in respect of his entitlement calculated in accordance with 8.2(a) and 8.2(b) of the Rules:-

(a)	to receive his benefit entitlement upon leaving employment; or

(b)	to leave all of his benefit entitlement upon trust within the Plan until Normal Retirement Date.

(c)	to make an election under 8.3(a)(iv)

If the Participant elects to leave his benefit entitlement upon Trust to be paid at Normal Retirement Date the Participant may subsequently request payment prior to Normal Retirement

Date. If this Participant is also a Benefit Debit Member then the Ex-Spouse may request payment at any time up to the date on which the Participant ultimately receives payment.

(iii)	Any benefit entitlement calculated in accordance with 8.2(c) of the Rules shall be paid to the Participant on request but not later than the date of payment of the entitlement under 8.2(a).

(iv)	The Participant may elect in writing to have his Vested Interest in his Retirement Account transferred to any plan in accordance with 14.3

8.4
Non Entitlement: No Participant shall have any entitlement to that portion of his Retirement Account in which he has not accrued a Vested Interest. No Ex-Spouse shall have any entitlement to that portion of the Ex-Spouse Retirement Account to the extent that the Benefit Debit Member has not accrued a Vested Interest in the corresponding Retirement Account.

8.5
Discharge of Liability: Payment made in accordance with Section 8.3 of these Rules shall be full and complete discharge to the Trustee of any further liability to the Participant or Ex-Spouse from this Plan.

8.6
Payment of Tax: A Participant whose benefit entitlement has been retained upon trust to be paid at Normal Retirement Date or earlier may request payment at any time of an amount equal to any tax assessed on the Participant’s benefit entitlement.

SECTION 9
Benefit Withholding

9.1
Tax: The Trustee shall withhold from any benefit payment any income or other tax imposed in any jurisdiction it may be required to deduct in accordance with any regulations as may be imposed upon this Plan from time to time.

The Trustee shall account to the appropriate authorities for any income or other tax withheld and shall advise the Participant of the details and amount of the withholding.

9.2
Other Deductions: The Trustee shall not be able to deduct any other amounts from a Participant’s entitlement to cover any debt, lien or other amount owed or due an Associated Employer or Company without the express written authorization of a Participant, except as provided for in accordance with Section 14 of these Rules.

9.3
Disclosure of Information: The Trustee may at any time disclose any information concerning the Plan, any Participant, or any benefits payable under the plan to any tax authority, regulatory or governmental body for any purpose and may also provide any tax authority regulatory or governmental body with such undertaking as they think are necessary for the purposes of the Plan.

SECTION 10
Miscellaneous

10.1	Construction of Plan: The validity of the Plan and of any of the provisions thereof shall be determined under and shall be construed according to the laws of Guernsey.

Titles to sections and headings are for general information only and the Plan is not to be construed by reference thereto, unless the context determines otherwise.

The use of the masculine pronoun shall include the feminine gender whenever appropriate.

10.2
Currency of Payment: All benefits from the Plan are payable in any one of the Approved Currencies as agreed by the Trustee and the Committee from time to time. The Trustee accepts no liability for any loss to a Participant’s Retirement Account following conversion of assets to the Participant’s elected currency.

10.3
Identity of Payee: The determination of the Trustee as to the identity of the proper payee of any benefit under the Plan and the amount of such benefit properly payable shall be conclusive, and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such benefit.

10.4
Increasing Participants’ Retirement Accounts: In the event the Trustee determines a part or all of the Surplus shall be applied to increasing Participants’ Retirement Accounts, the following provisions shall apply:-

(a)	the Trustee shall determine the amount and manner by which each Participant’s Retirement Account shall be increased having regard for equity of treatment as between one Participant and another

(b)	the increase shall be calculated upon and be awarded to that portion of each Participant’s Retirement Account attributable to Contributions paid by an Associated Employer or Company.

10.5	Investment of Plan Assets:

(a)
Subject to clause 10.5 (b), each Participant will be personally responsible for determining the manner in which his Retirement Account will be invested. The Participant will be able to invest the balance of his Retirement Account among a variety of professionally managed funds made available by the Trustee at their discretion following consultation with the Committee, including equity, fixed income, cash and possibly funds invested in other asset classes. Participants will have the ability to reallocate their Retirement Account balance among the menu of funds available with a frequency and on such terms as are determined by the Trustee.

(b)
In the absence of any direction from the Participant under clause 10.5 (a), the Participant’s Retirement Account shall be invested in the default fund(s) as agreed by the Trustee and Committee, from time to time.

(c)
Ex-Spouses will have the same responsibility for determining the manner in which their Retirement Account will be invested as identified in clause 10.5 (a). The terms of 10.5 (b) also apply to any Ex-Spouse’s Retirement Account.

(d)	The Trustee shall be responsible for the investment of all other assets of the Plan, including the Plan’s Surplus.

The Trustee shall cause such investments and assets of the Plan (whether placed direct by the Participant, the Ex-Spouse or by the Trustee) to be held for the absolute benefit of the Participants according to their Vested Interests in their Retirement Accounts.

The Trustee shall not be liable, individually or collectively, for any loss of or depreciation in the assets of the Plan provided that any such loss or depreciation is not due to wilful act, neglect or default.

10.6
Non-alienation of Benefits: No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except to the extent defined in Sub-Section 10.14 of these Rules and any such action shall be void and of no effect; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Plan. If any person entitled to receive any benefit under the Plan shall become bankrupt, or be declared insolvent, or make a general assignment for the benefit of creditors, or attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit, except as specifically provided in the Plan, then such benefit in the discretion of the Trustee, shall cease and terminate. In that event, the Trustee shall hold such payments or apply the benefit or any part thereof to or for such person, his spouse, children, or other dependants, or any of them, in such manner and in such proportions as the Trustee shall in its sole discretion determine.

10.7
Non Vested Interest: In the event a benefit payment paid or payable to a Participant in accordance with the provisions of Section 5 or Section 8 of these Rules represents less than one hundred percent (100%) Vested Interest, the difference shall be retained in the Plan to form part of the Surplus of the Plan.

10.8
Participants’ Entitlement to Surplus: No Participant shall have any entitlement to any portion of the Surplus until such portion shall have been transferred to his Retirement Account and then only in accordance with his Vested Interest.

10.9
Payment Due to an Incompetent: If the Trustee determines that any person to whom a payment is due in accordance with these Rules is incompetent to act by reason of age or physical or mental disability, the Trustee shall have power to cause the payments becoming due to such person to be made to another for the benefit of the incompetent, without responsibility of the Trustees to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge to the Trustees of liabilities under this Plan.

10.10
Plan Not a Condition of Employment: The adoption and maintenance of this Plan shall not be deemed to constitute a contract between any Associated Employer or Company and any Participant, or to be consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give any Participant the right to be retained in the employment of an Associated Employer or Company or to interfere with the right of any Associated Employer or Company to discharge any Participant at any time.

10.11	Source of Payments: All benefits payable or provided by the Plan shall be paid from the assets of the Plan according to the amounts allocated to each Participant’s Retirement Account.

10.12
Surplus: As of the end of each Calendar Month, the Trustee or the Administrator on behalf of the Trustee shall cause a calculation to be made of the assets and liabilities of the Plan as of that date. The amount by which the assets exceed the liabilities shall be deemed to be the Surplus existing as of the end of the Calendar Month in question.

The Trustee shall have complete discretion over the use of the Surplus and its application or proportions thereof in any or all of the following ways:

(a)	retaining a reserve to meet liabilities (actual or potential) in accordance with the provisions of the governing Trust Deed

(b)	increasing Participants’ Retirement Accounts

(c)	meeting expenses related to the operation, communication, management and development of the Plan

(d)    retaining a general contingency reserve

a

(e)	offsetting Contributions payable by Associated Employers and Companies

(f)	for any other purpose deemed reasonable and defensible taking account of the general intent and purpose of this Plan.

10.13
Benefit Splitting on Divorce: In the event that a Participant shall present the Trustee and Committee with a Benefit Sharing Order, the Participant shall be designated a Benefit Debit Member. The Trustee shall take all reasonable steps to ensure that a Benefit Debit is calculated in accordance with the Benefit Sharing Order. The Retirement Account of the Benefit Debit Member shall be reduced at the Relevant Date by the amount of the Benefit Debit and a separate Ex-Spouse Retirement Account established in respect of the Ex-Spouse in an amount equal to the Benefit Debit. The Trustee shall inform the Participant and the Ex-Spouse of the amount of the Benefit Debit and of the resultant Retirement Account and Ex-Spouse Retirement Account. If the Ex-Spouse is an Ex-Spouse Participant, the Ex-Spouse Retirement Account may at the discretion of the Trustee be combined with the existing Retirement Account of the Ex-Spouse Participant.

10.14
Time Limit for payment of benefit: No person to or in respect of whom any benefit is payable under the Plan shall be entitled to claim the payment of any such benefit more than six years after the payment of the benefit has fallen due if the reason for the non-payment of benefit or part thereof (as the case may be) within the said period of six years was the failure of any person to make any claim and the lack of any knowledge by the Trustee of the existence or whereabouts of that person.

SECTION 11
Termination and merger

11.1
Ceasing to be an Associated Employer: In the event an Associated Employer shall cease to be an Associated Employer for the purposes of this Plan, said Associated Employer shall cease to participate in this Plan and shall cease to pay Contributions from a date agreed between the Companies and the Associated Employer. Participants employed by the Associated Employer and in respect of whom Credited Employment is not continued with another Associated Employer or Company shall be entitled to benefits from this Plan determined in accordance with the provisions of Section 8 of these Rules as though Credited Employment had ended on the date the Associated Employer’s participation in this Plan ceased.

11.2
Associated Employer ceasing to Participate: With the approval of the Companies each Associated Employer may terminate its participation in this Plan while remaining an Associated Employer, in respect of some or all Participants of the Associated Employer in question. The Companies shall have the right to terminate any Associated Employer’s participation in this Plan while said Associated Employer remains an Associated Employer.

In the event the participation in this Plan is terminated by or in respect of an Associated Employer as regards some or all Participants of the said Associated Employer, all such Participants of the said Associated Employer (and in respect of whom Credited Employment is not continued with another Associated Employer) shall be treated as Inactive Participants in line with Rule 2.3.

11.3
All Associated Employers and Companies ceasing to Participate: In the event participation in this Plan is terminated by or in respect of all Associated Employers and Companies, the Companies shall decide whether the Plan shall be continued as a closed Plan with no further Contributions or new Participants, or whether the Plan shall be wound up. The entitlements of Participants and the disposal of the assets of the Plan shall be in accordance with whichever of the following the Companies decide:

a)	Closed Plan: in the event the Companies shall decide to continue the Plan as a closed Plan, the provisions of Section 11.2 of these Rules shall be applied.

b)
Wound up Plan: in the event the Companies shall decide to wind up and terminate the Plan, all Participants shall have immediate entitlement to their Retirement Accounts on the basis all Participants shall be treated as having a one hundred percent (100%) Vested Interest.

The Trustee with the approval of the Companies shall determine in what manner extent and proportions the Surplus determined on wind up of this Plan shall be used for any or all of the following purposes:

a)	meeting expenses of the Companies, the Trustee or its agents related to winding up the Plan

i)	meeting outstanding expenses of the Administrator

ii)	increasing Participants’ Retirement Accounts following the generalities of Section 10.4 of these Rules

iii)	making a payment to the Companies or any Associated Employer,

iv)	making a payment to any other plan operated or participated in by the Companies for the general benefit of Participants

v)	for any other purpose deemed reasonable and defensible taking account of the general intent and purpose of this Plan.

11.4
Merger, Consolidation or Transfer: The Companies shall have the right to merge, consolidate with or transfer the obligations of this Plan into any other plan operated by or on behalf of the Companies or participated in by the Companies. In the event of such merger, consolidation or transfer each Participant of this Plan shall be entitled to a benefit under the other plan as of the date of merger, consolidation or transfer which shall be at least equal to the value of the benefit he would have been entitled to from this Plan determined in accordance with Section 8 of these Rules as if his Credited Employment was deemed to have ended on the date of merger, consolidation or transfer.

No merger, consolidation or transfer shall reduce a Participant’s entitlement without the written consent of the Participant.
SECTION 12
Amendment

12.1
Power to Amend: The Companies reserve the right to modify, alter or amend the Plan hereunder at any time and from time to time to any extent that it may deem advisable. Such amendments shall be set forth in a deed or an instrument in writing, duly executed on behalf of the Companies and by the Trustee, as an alteration to these Rules.

12.2
Non-Reduction in Accrued Benefits: No such modification, alteration or amendment to the Plan shall reduce or adversely affect the benefits accrued to Participants in accordance with their Vested Interests without the written consent of such Participants.

SECTION 13
Adoption of Plan by Successor

13.3
Associated Employer: A successor to the business of any Associated Employer by whatever form or manner resulting, may request designation from the Companies as an Associated Employer for the purposes of the Plan and if so designated may adopt and continue to participate in the Plan.

13.4
Company: A successor to the business of a Company, by whatever form or manner resulting, may adopt and continue the Plan by a deed executed by such successor, the remaining original Companies and the Trustee provided such successor shall have the same business relationship with the remaining original Companies and Associated Companies as existed with the company succeeded. Such successor shall succeed to all rights, powers, duties and obligations held by the Company under these Rules.

13.3
Credited Employment: The Credited Employment of any Participant who is continued in the employ of any successor adopting this Plan in accordance with the provisions of Section 13.1 or Section 13.2 of these Rules shall not be deemed to have been terminated or severed for the purposes of this Plan.

SECTION 14
Transfer of Benefit rights

14.1
Transfer Rights: Subject to the approval of the Committee in respect of employer paid Contributions received from any other Plan operated by the Company or an Associated Employer, the Trustee shall permit the transfer of benefit rights into or out of the Plan in accordance with the provisions set out in this Section 14 of the Rules.

14.2
Transfer in: A Participant may transfer or arrange to be transferred into the Plan a cash sum in respect of benefit rights earned under a previous employer’s plan or any other plan operated by the Company or an Associated Employer.

The cash sum received, if not in United States Dollars, shall be converted to United States Dollars at the expense of the Participant. The cash sum received shall be applied to the Participant’s Retirement Account on whichever of the following bases is appropriate:

(a)	As a Voluntary Contribution if the payment is received from a previous employer’s plan;

(b)
As an employer paid Contribution if the payment is received from any other plan operated by the Company or an Associated Employer, save that any portion of the payment received attributable to the Participant’s own Contributions shall be treated as a Voluntary Contribution.

14.3
Transfer Out: A Participant entitled to a benefit from this Plan in accordance with Section 5.1 or Section 8 of these Rules may request the Vested Interest in his Retirement Account be transferred to any plan capable and empowered to receive a payment in respect of his Vested Interest.

The payment to be made to the new plan shall be cash value in any one of the Approved Currencies as elected by the Participant, realised in liquidation of the Participant’s Vested Interest in his Retirement Account.

14.4	Agreement: A Participant shall be required to signify his agreement to the terms of any transfer of benefit rights in writing to the Trustee, in such form as the Trustee shall determine.

APPENDIX ONE
VESTING SCHEDULES

Restricted Deferred Incentive Compensation Plan II:

Instalment Pay-out Period: For elections in force prior to December 31st 2005, Instalment Payment Period means a number of annual instalments as elected by the Participant, provided the instalments are completed by the age of 60 for the Participant. In the event of Death, instalments will be converted to a lump sum payment to the beneficiary or the estate of the Participant if there is no beneficiary.

Payment Date: The payment date shall be the later of (i) within ninety (90) days following the date of the Participant’s first Distribution Event, or (ii) the six month anniversary of the Participant’s first Distribution Event, if the Participant’s employment is terminated for cause as determined by the applicable Employer in its sole discretion, all amounts otherwise payable to or on account of the Participant under the Plan shall be immediately forfeited.

Vesting:

Age	Years of Service	% of Account to be paid
Less than 55, if termination is due to resignation of Employee	Not Applicable	0% of Account
55 or greater	Less than 5 years	0% of Account
55	5 or more	50% of Account
56	6 or more	60% of Account
57	7 or more	70% of Account
58	8 or more	80% of Account
59	9 or more	90% of Account
60	10 or more	100% of Account
Any age if terminated by the Company without cause or due to Death or Disability	Not Applicable	100% of Account

Hyatt Hotels Corporation Deferred Incentive Plan:

Awards made in 2008 or prior: A Participant will become one hundred percent (100%) vested in his Retirement Account on April 1st of the year in which the Participant will complete five (5) Years of Service. The Participant will be one hundred percent (100%) vested in his Retirement Account if he either dies or has a Disability prior to his termination of employment with the Company. However, a Participant will be zero percent (0%) vested in his Retirement Account and shall forfeit his entire Retirement Account balance, regardless of his number of Years in Service, on the date that he terminates employment with the Company if his employment is terminated for cause, as determined by the Company in its sole discretion, or he engages in conduct which violates any terms or conditions of his employment, including terms and conditions relating to competition and disclosure of confidential information after termination of employment.

Awards made in 2009: A Participant will become twenty five percent (25%) vested in each year’s Award on each of the first four (4) anniversaries from the date of the Award, which is deemed to the April 1st of the calendar year in which the Award is credited to the Retirement Account of the Participant. For example, an Award credited to a Participant’s Retirement Account in the year 2009 (based on 2008 performance), will be twenty five percent (25%) vested on April 1st 2010, fifty percent (50%) vested on April 1st 2011, seventy five percent (75%) vested on April 1st 2012 and one hundred percent (100%) vested on April 1st 2013.